ProPetro Reports Third Quarter 2017 Results

MIDLAND, TX, November 1, 2017 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the third quarter of 2017.
Third Quarter 2017 Highlights

•	Total revenue for the quarter increased 32% to $282.7 million, compared to $213.5 million for the second quarter of 2017.

•	Net income for the quarter was $22.0 million, or $0.25 per diluted share, as compared to $4.9 million, or $0.06 per diluted share, for the second quarter of 2017.

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Adjusted EBITDA for the quarter was $47.8 million, up 56% from $30.7 million for the second quarter of 2017. Adjusted EBITDA margin for the third quarter was 16.9% --- a substantial increase from 14.4% in the preceding quarter.

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Frac fleet remained fully utilized, including deployment of three new-build fleets, ending the period with total capacity of 645,000 hydraulic horsepower (“HHP”) --- more than a 26% increase as compared to the end of the second quarter of 2017.

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Recently took delivery and immediately commenced operations of an additional frac fleet bringing total deployed capacity to 690,000 HHP. The Company plans to build and deploy one additional fleet in the first quarter of 2018, which will increase total frac fleet capacity to 735,000 HHP, or 17 fleets.

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Dale Redman, Chief Executive Officer, commented, “I am pleased to report that continued strength in activity in the Permian Basin and solid demand for our fully utilized frac fleet resulted in another quarter of solid growth and financial performance for ProPetro. Our operations team did an excellent job of working closely with and serving the specific needs of our customers, who remain very efficient and collaborative. We will continue to focus on providing unparalleled performance and customer service as we prudently and methodically expand our unique platform in the Permian Basin.”
Third Quarter 2017 Financial Summary
Revenue for the third quarter of 2017 was $282.7 million, or 32% higher than $213.5 million for the second quarter of 2017. The increase was primarily attributable to increased customer activity, fleet size and demand for ProPetro’s services, leading to improved pricing for the Company’s pressure pumping and other services. During the third quarter of 2017, 96.2% of total revenue was associated with pressure pumping services, as compared to 95.4% in the second quarter of 2017.
Costs of services excluding depreciation and amortization for the third quarter of 2017 increased to $225.4 million from $176.8 million during the second quarter of 2017 primarily due to higher activity levels and fleet size, coupled with an associated increase in headcount due to the increased activity levels. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 80% from 83% for the second quarter due to improved pricing and operating leverage as demand for services increased without a significant corresponding increase in costs.
General and administrative expense was $11.1 million as compared to $7.9 million in the second quarter of 2017. The increase was primarily attributable to higher legal and professional fees, insurance expense and payroll. General and administrative expenses, exclusive of stock based compensation and other non-recurring expenses, were $8.5 million or 3.0% of revenue for the third quarter of 2017.
Net income for the third quarter of 2017 totaled $22.0 million, or $0.25 per diluted share, versus $4.9 million, or $0.06 per diluted share, for the second quarter of 2017.
Adjusted EBITDA increased approximately 56% to $47.8 million for the third quarter of 2017 from $30.7 million in the previous quarter.

Operational Highlights and Fleet Expansion
Active HHP deployed during the quarter averaged 575,054, or 13.4 fleets, and active HHP at quarter end was 645,000, or 15 fleets. An additional 45,000 HHP, or one fleet, recently commenced operations with a dedicated customer bringing active horsepower to date to 690,000, or 16 fleets. To support increasing demand for pressure pumping services, ProPetro plans to expand its fracturing capacity by an additional 45,000 HHP, or one fleet, in the first quarter of 2018, bringing total active HHP to 735,000, or 17 fleets.
As previously disclosed, in support of the Company’s long-term plans for optimizing total capacity and operational performance of its entire frac fleet, ProPetro is purchasing an additional 86 Tier 2 diesel engines by year end 2017. Eighteen of the engines will be used in the manufacturing of the Company’s 17th fleet.
Liquidity and Capital Resources
ProPetro continues to expect capital expenditures for 2017 to range between $270 million and $290 million. Approximately $206.3 million has been incurred as of September 30, 2017. The total anticipated full year spend is inclusive of six new-build frac fleets, additional Tier 2 diesel engines, a small amount of growth in ancillary services, and maintenance capital expenditures.
As of September 30, 2017, total liquidity was $176 million, including $51 million in cash as well as $125 million available under the Company’s $150 million revolving credit facility.
Outlook
Mr. Redman continued, “As the market for our services continues to improve, we will remain disciplined as we evaluate opportunities to organically expand our business. Similar to our most recent new-build fleets, the additional new-build unit planned for the first quarter of 2018 is committed under attractive multi-year terms to one of the industry’s leading operators. The combination of our attractive new-build economics and strong history with this existing customer made this a very straight-forward decision. The deployment of this fleet also marks our entrance into the Delaware Basin, which is a region of the Permian where we believe there are vast long-term growth opportunities for ProPetro.”
“Our visibility for strong activity in 2018 is increasing as our customers further perfect their processes for exploiting targeted reservoirs,” concluded Mr. Redman. “Because of our specific customer base, we have the honor of working on some of the most prolific oil and gas assets in the world. We will continue to collaborate closely with our customers using the latest equipment technologies and innovations, thereby further strengthening our unique leading position in the Permian.”
Conference Call Information
The Company will host a conference call at 10:00 AM Central Time on Thursday, November 2, 2017 to discuss financial and operating results for the third quarter of 2017 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call.
To access the conference call, U.S. callers may dial toll free 1-877-317-6799 and international callers may dial 1-412-317-6799. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed by dialing 1-877-344-7529 for U.S. callers and 1-412-317-0088 for international callers. The access code for the replay is 10113264.
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director - Investor Relations
sam.sledge@propetroservices.com

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	September 30	June 30	September 30
	2017	2017	2016
REVENUE - Service revenue	$ 282,730	$ 213,492	$ 116,904
COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	225,433	176,777	110,223
General and administrative (inclusive of stock-based compensation)	11,106	7,916	5,856
Depreciation and amortization	14,745	12,706	10,790
Loss on disposal of assets	8,742	9,787	5,923
Total costs and expenses	260,026	207,186	132,792
OPERATING INCOME (LOSS)	22,704	6,306	(15,888)
OTHER INCOME (EXPENSE):
Interest expense	(644)	(650)	(4,550)
Other expense	(191)	(627)	(106)
Total other income (expense)	(835)	(1,277)	(4,656)
INCOME (LOSS) BEFORE INCOME TAXES	21,869	5,029	(20,544)
INCOME TAX BENEFIT/(EXPENSE)	96	(108)	6,946
NET INCOME (LOSS)	$ 21,965	$ 4,921	$ (13,598)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$ 0.26	$ 0.06	$ (0.26)
Diluted	$ 0.25	$ 0.06	$ (0.26)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	83,040	83,040	52,975
Diluted	86,264	86,279	52,975

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,008	$133,596
Accounts receivable - net of allowance for doubtful accounts of $335 and $552, respectively	160,047	115,179
Inventories	9,148	4,713
Prepaid expenses	5,543	4,608
Other current assets	975	6,684
Total current assets	226,721	264,780
PROPERTY AND EQUIPMENT - Net of accumulated depreciation	399,268	263,862
OTHER NONCURRENT ASSETS:
Goodwill	9,425	9,425
Intangible assets - net of amortization	373	589
Deferred revenue rebate - net of amortization	1,077	2,462
Other noncurrent assets	1,727	304
Total other noncurrent assets	12,602	12,780
TOTAL ASSETS	$638,591	$541,422
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$181,660	$129,093
Accrued liabilities	11,074	13,619
Current portion of long-term debt	7,441	16,920
Accrued interest payable	86	109
Total current liabilities	200,261	159,741
DEFERRED INCOME TAXES	1,315	1,148
LONG-TERM DEBT	34,476	159,407
OTHER LONG-TERM LIABILITIES	124	117
Total liabilities	236,176	320,413
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, 0 and 16,999,990 shares issued, respectively	—	17
Preferred stock, additional paid-in capital	—	162,494
Common stock, $0.001 par value, 200,000,000 shares authorized, 83,039,854 and 52,627,652 shares issued, respectively	83	53
Additional paid-in capital	606,707	265,355
Accumulated deficit	(204,375)	(206,910)
Total shareholders’ equity	402,415	221,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$638,591	$541,422

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 2,535	$ (35,830)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	38,602	32,669
Gain on extinguishment	0	(6,975)
Deferred income tax expense (benefit)	166	(18,644)
Amortization of deferred revenue rebate	1,385	1,385
Amortization of deferred debt issuance costs	3,322	1,806
Stock-based compensation	8,730	1,130
Loss on disposal of assets	28,971	12,859
Gain on interest rate swap	(226)	(54)
Changes in operating assets and liabilities:
Accounts receivable	(44,868)	3,255
Other current assets	3,271	(4)
Inventories	(4,435)	1,579
Prepaid expenses	(910)	2,845
Accounts payable	41,564	(2,294)
Accrued liabilities	589	620
Accrued interest	(23)	1
Net cash provided by (used in) operating activities	78,673	(5,652)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(193,820)	(18,631)
Proceeds from sale of assets	4,237	475
Net cash used in investing activities	(189,583)	(18,156)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	27,112	0
Repayments of borrowings	(164,638)	(42,166)
Repayments of insurance financing	(2,900)	(2,833)
Debt extinguishment cost	0	(525)
Payment of debt issuance costs	(1,653)	(115)
Equity capitalization	0	40,425
Proceeds from IPO	185,500	0
Payment of IPO costs	(15,099)	0
Net cash provided by (used in) financing activities	28,322	(5,214)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(82,588)	(29,022)
CASH AND CASH EQUIVALENTS - Beginning of period	133,596	34,310
CASH AND CASH EQUIVALENTS - End of period	$ 51,008	$ 5,288

Reportable Segment Information

Three Months Ended
	September 30, 2017			June 30, 2017
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total

Service revenue	$ 271,924	$ 10,806	$ 282,730	$ 203,591	$ 9,901	$ 213,492
Adjusted EBITDA	$ 50,013	$ (2,245)	$ 47,768	$ 31,362	$ (706)	$ 30,656
Depreciation and amortization	$ 13,637	$ 1,108	$ 14,745	$ 11,596	$ 1,110	$ 12,706
Capital expenditures	$ 61,752	$ 765	$ 62,517	$ 86,302	$ 1,047	$ 87,349

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
	September 30, 2017			June 30, 2017
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total

Net income (loss)	$ 28,372	$ (6,407)	$ 21,965	$ 9,633	$ (4,712)	$ 4,921
Depreciation and amortization	13,637	1,108	14,745	11,596	1,110	12,706
Interest expense	0	644	644	0	650	650
Income tax (benefit) expense	0	(96)	(96)	0	108	108
Loss on disposal of assets	7,552	1,190	8,742	9,681	106	9,787
Stock-based compensation	0	751	751	0	609	609
Other expense and legal settlement	0	340	340	0	1,199	1,199
Deferred IPO bonus expense	452	225	677	452	224	676
Adjusted EBITDA	$ 50,013	$ (2,245)	$ 47,768	$ 31,362	$ (706)	$ 30,656